EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference of our reports dated February 26, 2007 in the Registration Statement on Form S-8 pertaining to the 2007 Stock Award and Incentive Plan and the 1997 Stock Award and Incentive Plan of Apartment Investment and Management Company, with respect to the consolidated financial statements and schedule of Apartment Investment and Management Company included in its Annual Report (Form 10-K) for the year ended December 31, 2006, Apartment Investment and Management Company management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Apartment Investment and Management Company, filed with the Securities and Exchange Commission.
Ernst & Young LLP
Denver, Colorado
April 26, 2007